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                                                                    Exhibit 99.1

SCHERING-PLOUGH ENTERS INTO STRATEGIC ALLIANCE WITH BAYER

KENILWORTH, N.J., Sept. 13, 2004 -- Schering-Plough Corporation (NYSE: SGP) today announced that it has entered into a strategic agreement with Bayer designed to maximize the companies' pharmaceutical resources while maintaining each company's own strategic interests. The agreement is expected to be effective Oct. 1, 2004.

     In the United States and Puerto Rico, Schering-Plough has acquired exclusive rights to market, sell and distribute Bayer's primary care products AVELOX (moxifloxacin HCl) and CIPRO (ciprofloxacin HCl) in the antibiotics category and will undertake on behalf of Bayer the U.S. commercialization activities for the erectile dysfunction medicine LEVITRA (vardenafil HCl) under Bayer's co-promotion agreement with GlaxoSmithKline PLC. The addition of these products is expected to strengthen Schering-Plough's primary care presence in the United States, with the goal of more effectively realizing the potential of the Schering-Plough and Bayer primary care product portfolios. In the Japanese market, Bayer will co-market Schering-Plough's novel cholesterol absorption inhibitor ZETIA(R) (ezetimibe), currently under regulatory review in Japan, leveraging Bayer's established expertise and relationships with cardiovascular specialists to enhance the local launch of the product. Additionally, under the terms of the agreement, Bayer will support the promotion of certain Schering-Plough oncology products in the United States and key European markets for a defined period of time.

     "This strategic agreement represents a further step in our Action Agenda to build the New Schering-Plough," said Fred Hassan, Schering-Plough chairman and chief executive officer. "The collaboration will enhance our primary care product line and complement our respiratory franchise. We anticipate that it will also strengthen our presence in Japan through the co-marketing of ZETIA with Bayer in this key cardiovascular market, pending approval by Japanese authorities."

     Under the agreement, there will be a business integration and transition period during the remainder of 2004. For Schering-Plough, the transaction is expected to be mildly dilutive in 2004 in terms of its impact on earnings per share. Thereafter, the transaction is expected to be mildly accretive. Products in development at both companies are not covered under the agreement. Bayer's drug products will remain the property and legal responsibility of Bayer and continue to be sold under the Bayer brand names.

UNITED STATES AND PUERTO RICO
Schering-Plough will undertake Bayer's marketing and sales activities in the United States and Puerto Rico for all of its primary care products, including AVELOX and CIPRO in the antibiotics category, the cardiovascular product ADALAT (nifedipine) and some other smaller, established primary care Bayer products. Schering-Plough will pay Bayer a substantial royalty based on net sales of these products. Schering-Plough will also undertake Bayer's U.S. commercialization activities for

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the erectile dysfunction medicine LEVITRA under Bayer's existing global co-promotion agreement and will jointly manage the business in the United States with GlaxoSmithKline PLC. Schering-Plough and Bayer will share Bayer's portion of the profits on the U.S. sales of LEVITRA. A substantial number of high-performing Bayer sales representatives and marketing personnel are expected to be integrated into Schering-Plough's pharmaceutical organization in the United States and Puerto Rico.
     AVELOX (oral and IV formulations) is a broad-spectrum, fast-acting fluoroquinolone antibiotic for certain respiratory and skin infections. CIPRO (BID, XR and IV formulations) is a broad-spectrum, fluoroquinolone antibiotic approved for certain respiratory, skin, urinary tract and other infections. In the United States, Schering-Plough will market these products alongside its own products, including NASONEX(R) (mometasone furoate monohydrate), CLARINEX(R) (desloratadine) and FORADIL(R) AEROLIZER(R) (formoterol fumarate inhalation powder) in the allergy/respiratory category and VYTORIN(R) (ezetimibe/simvastatin) and ZETIA in the cardiovascular category. In terms of effective use of field force resources, the respiratory and anti-infective product lines are seasonal and thus highly complementary to one another.
     The agreement with Bayer potentially restricts Schering-Plough from marketing products in the United States that would compete with Bayer's quinolone antibiotic AVELOX. As previously announced on June 22, 2004, Schering-Plough and Toyama Chemical Co. Ltd. entered into a definitive licensing agreement for garenoxacin, Toyama's proprietary quinolone antibacterial agent. As a result of the agreement with Bayer, Schering-Plough expects it may need to sublicense rights to the Toyama product in the United States. The company is exploring its options with regard to garenoxacin and will continue to fulfill its commitments to Toyama under its arrangement, including taking the product through regulatory approval.

JAPAN
In Japan, the Schering-Plough and Bayer local organizations will co-market Schering-Plough's novel cholesterol absorption inhibitor ZETIA, once approved for distribution, while remaining functionally independent. ZETIA is currently under regulatory review in Japan. The agreement does not include rights to any future ZETIA combination products in Japan.

ONCOLOGY
Concurrent with today's announcement, Bayer said it plans to build a global oncology business. The agreement with Bayer provides for Bayer to promote certain Schering-Plough cancer products in the United States and key European markets for a defined period of time, supplementing efforts by Schering-Plough's oncology sales force.

     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs.

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Schering-Plough's vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
     DISCLOSURE NOTICE: This press release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including the potential strategic benefits and potential financial impact of the strategic agreement with Bayer. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Schering-Plough does not assume the obligation to update any forward-looking statement. There are no guarantees about the timing of implementation of the strategic agreement, the results of the strategic agreement, the performance of Schering-Plough stock or the performance of Schering-Plough's business. Actual results may vary materially from forward-looking statements made here or in other Schering-Plough written or spoken communications due to many factors and uncertainties, which include the market acceptance of ZETIA in Japan, trade buying patterns for all products covered by the strategic agreement ("covered products"), the introduction and performance of products competitive to the covered products, legislation that may impact the pricing/availability of the covered products and other items impacting Schering-Plough, the pharmaceutical industry, and business generally, all as discussed in Schering-Plough's Securities and Exchange Commission filings, including the 2004 second quarter 10-Q and future SEC filings.

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